Exhibit 99.1

Garmin Reports Second Quarter Revenue and Earnings Growth; Raises Guidance for 2018

Schaffhausen, Switzerland / August 1, 2018 / Business Wire

Garmin Ltd. (Nasdaq: GRMN – News) today announced results for the second quarter ended June 30, 2018.

Highlights for the second quarter 2018 include:

●	Total revenue of $894 million, growing 8% over the prior year, with fitness, marine, aviation and outdoor collectively growing 17% over the prior year quarter and contributing 80% of total revenue

●	Gross margin of 58.5% compared to 58.2% in the prior year quarter

●	Operating margin of 24.3% compared to 25.2% in the prior year quarter

●	Operating income was $218 million, growing 4% over the prior year quarter

●	GAAP EPS was $1.00 and pro forma EPS(1) was $0.99

●	Launched the vívoactive® 3 music expanding our music offerings into the advanced wellness category

●	Introduced the new revolutionary Panoptix LiveScopeTM delivering the first and only live scanning sonar for recreational fishing

●	Launched the fēnix® 5 Plus series of watches with built-in color maps, Garmin PayTM mobile payments, music storage and added Pulse Ox sensor technology for blood oxygen saturation awareness to the fēnix 5X Plus

(in thousands, except per share data)	13-Weeks Ended			26-Weeks Ended
	June 30, 2018	July 1, 2017	Yr over Yr Change	June 30, 2018	July 1, 2017	Yr over Yr Change
Net sales	$894,452	$831,486	8%	$1,605,325	$1,472,996	9%
Fitness	225,095	181,022	24%	391,130	318,852	23%
Marine	134,583	108,545	24%	248,138	212,990	17%
Aviation	153,006	124,060	23%	298,719	246,931	21%
Outdoor	201,640	194,776	4%	345,899	310,652	11%
Auto	180,128	223,083	-19%	321,439	383,571	-16%

Gross margin %	58.5%	58.2%		59.2%	58.2%

Operating income %	24.3%	25.2%		22.4%	22.2%

GAAP diluted EPS	$1.00	$0.94	6%	$1.69	$2.20	-23%
Pro forma diluted EPS (1)	$0.99	$0.91	9%	$1.67	$1.44	16%

(1) See attached table for reconciliation of non-GAAP measures including pro forma diluted EPS

Executive Overview from Cliff Pemble, President and Chief Executive Officer:

“We achieved strong second quarter consolidated revenue growth led by robust double-digit growth in our fitness, marine and aviation segments,” said Cliff Pemble, president and chief executive officer of Garmin Ltd. “We introduced revolutionary products and are pleased with our performance in the first half of 2018. The results we achieved thus far in 2018 give us confidence to raise our full year guidance, and we look forward to the remainder of the year.”

Fitness:

During the second quarter of 2018, the fitness segment posted robust revenue growth of 24% driven by strength in advanced wearables and cycling. Gross margin was consistent year-over-year at 56% while operating margin increased to 23%, resulting in operating income growth of 40%. During the second quarter, we launched the vívoactive 3 music expanding our music offerings into the advanced wellness category. We also launched new Edge® and VariaTM cycling products providing growth to our cycling category with innovative new products and a continued focus on cyclists’ safety. We continue to see opportunities for advanced wearables within the fitness segment.

Marine:

The marine segment posted robust revenue growth of 24% driven by organic growth across multiple product categories and our Navionics® acquisition. Gross margin increased year-over-year to 59%. Operating margin declined to 21%, however operating income grew by 14%. During the second quarter of 2018, we introduced the award winning Panoptix LiveScope, a live scanning sonar that allows anglers a real-time clear image in front of, below, and around their boat. Additionally, we were selected as the exclusive marine electronics supplier to Sportsman Boats beginning in model year 2019.  We remain focused on innovations and achieving market share gains within the inland fishing category.

Aviation:

The aviation segment posted robust revenue growth of 23%. Gross and operating margins were strong at 74% and 34%, respectively, resulting in operating income growth of 34%. Growth was primarily driven by our ADS-B offerings and recent new product introductions such as the G5 indicator system, TXi displays, and the GFCTM 500/600 autopilots. We introduced the G3000HTM integrated flight deck for the Part 27 turbine helicopter market. In addition, we were recently selected by Tactical Air Support to provide a tandem integrated flight deck to their fleet of F-5 supersonic aircraft. We continue to invest in upcoming certifications with our OEM partners and ongoing aftermarket opportunities.

Outdoor:

During the second quarter of 2018, the outdoor segment grew 4% with growth contributions from all product categories. Gross and operating margins remained strong at 64% and 36%, respectively. We launched the fēnix 5 Plus series, adding color maps, Garmin Pay mobile payments and music to all three watch sizes. We also expanded our sensor technology with the addition of Pulse Ox to the fēnix 5X Plus for blood oxygen saturation awareness for athletes and outdoor enthusiasts. We launched the inReach® mini, a compact satellite communicator that allows for two-way communication from anywhere. Additionally, we have seen positive customer response to our premium golf offerings. Looking forward, we remain focused on opportunities in wearables and other product categories within the outdoor segment.

Auto:

The auto segment recorded a decline in revenue of 19% in the second quarter of 2018, primarily due to the ongoing PND market contraction. Gross and operating margins were 42% and 7%, respectively. Looking forward, we are focused on disciplined execution to bring desired innovation to the market and to optimize profitability in this segment.

Additional Financial Information:

Total operating expenses in the quarter were $306 million, an 11% increase from the prior year. Research and development increased 11% driven by the incremental costs associated with acquisitions, investments in the outdoor and fitness segments for the development of advanced wearable products and continued innovation in the aviation segment. Selling, general and administrative expenses increased 14% driven primarily by personnel related expenses and incremental costs associated with acquisitions. Advertising expenses increased 4% year over-year but were relatively flat as a percentage of sales.

The effective tax rate in the second quarter of 2018 was 19.4% compared to the effective tax rate of 24.5% and the pro forma effective tax rate of 21.4% in the prior year quarter (see attached table for reconciliation of this non-GAAP measure).  The decrease in the current quarter effective tax rate is primarily due to the benefits from U.S. tax reform.

In the second quarter of 2018, we generated $224 million of net cash provided by operating activities and $157 million of free cash flow (see attached table for reconciliation of this non-GAAP measure). We continued to return cash to shareholders with our quarterly dividend of approximately $100 million. We ended the quarter with cash and marketable securities of approximately $2.4 billion.

2018 Guidance:

Based on our performance in the first half of 2018, we are updating our full year guidance. We now anticipate revenue of approximately $3.3 billion driven primarily by higher expectations for our fitness and aviation segments partially offset by slightly lower expectations for the marine segment. Our outlook for the outdoor and auto segments are unchanged. We anticipate our full year pro forma EPS will be approximately $3.30 based on gross margin of about 58.5%, operating margin of about 21.5% and a full year pro forma effective tax rate of about 17.5%.

	2018 Guidance(1)					2018 Revenue Guidance
	Updated		Prior		Segment	Updated	Prior
Revenue	~$3.3	B	~$3.2	B	Aviation	~18%	~13%
Gross Margin	~58.5%		~58.5%		Marine	~15%	~18%
Operating Margin	~21.5%		~21.0%		Outdoor	~13%	~13%
Tax Rate (Pro Forma)(2)	~17.5%		~19.0%		Fitness	~10%	~0%
EPS (Pro Forma)(2)	~$3.30		~$3.05		Auto (1)	~(17%)	-17%

(1) Consolidated and Auto segment guidance assumes the adoption of the new revenue recognition standard in 2018 and restatement of 2017 amounts.

(2) See attached table for reconciliation of non-GAAP measures including forward-looking pro forma tax rate and EPS

Revenue Standard Adoption

We adopted the new revenue standard in the first quarter of 2018. The prior periods presented have been restated to reflect adoption of this new standard.

Webcast Information/Forward-Looking Statements:

The information for Garmin Ltd.’s earnings call is as follows:

When:	Wednesday, August 1, 2018 at 10:30 a.m. Eastern
Where:	http://www.garmin.com/en-US/company/investors/events/
How:	Simply log on to the web at the address above or call to listen in at 855-757-3897

An archive of the live webcast will be available until July 31, 2019 on the Garmin website at www.garmin.com. To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business that are commonly identified by words such as “would,” “may,” “expects,” “estimates,” “plans,” “intends,” “projects,” and other words or phrases with similar meanings. Any statements regarding the Company’s GAAP and pro forma estimated earnings, EPS, and effective tax rate, and the Company’s expected segment revenue growth rates, consolidated revenue, gross margins, operating margins, currency movements, expenses, pricing, new products to be introduced in 2018, statements relating to possible future dividends and the Company’s plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors and uncertainties affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 30, 2017 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s 2017 Form 10-K can be downloaded from https://www.garmin.com/en-US/company/investors/sec/form-10-K/.

Non-GAAP Financial Measures

This release and the attachments contain non-GAAP financial measures. A reconciliation to the nearest GAAP measure and a discussion of the Company’s use of these measures are included in the attachments.

Garmin, the Garmin logo, the Garmin delta, vívoactive, Edge, Navionics, fēnix and inReach are trademarks of Garmin Ltd. or its subsidiaries and are registered in one or more countries, including the U.S.; Garmin Pay, GFC, G3000H, Panoptix LiveScope and Varia are trademarks of Garmin Ltd. or its subsidiaries. All other brands, product names, company names, trademarks and service marks are the properties of their respective owners. All rights reserved

Investor Relations Contact:	Media Relations Contact:
Teri Seck	Carly Hysell
913/397-8200	913/397-8200
investor.relations@garmin.com	media.relations@garmin.com

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except per share information)

	13-Weeks Ended		26-Weeks Ended
	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017
Net sales	$894,452	$831,486	$1,605,325	$1,472,996

Cost of goods sold	371,182	347,356	655,520	616,060

Gross profit	523,270	484,130	949,805	856,936

Advertising expense	43,549	42,009	68,861	73,533
Selling, general and administrative expense	120,500	105,251	237,564	207,303
Research and development expense	141,713	127,248	283,670	249,450
Total operating expense	305,762	274,508	590,095	530,286

Operating income	217,508	209,622	359,710	326,650

Other income (expense):
Interest income	10,995	9,281	21,222	17,724
Foreign currency gains (losses)	2,647	15,110	3,463	(22,387)
Other income	4,918	314	5,653	715
Total other income (expense)	18,560	24,705	30,338	(3,948)

Income before income taxes	236,068	234,327	390,048	322,702

Income tax provision (benefit)	45,726	57,348	70,333	(92,680)

Net income	$190,342	$176,979	$319,715	$415,382

Net income per share:
Basic	$1.01	$0.94	$1.70	$2.21
Diluted	$1.00	$0.94	$1.69	$2.20

Weighted average common shares outstanding:
Basic	188,542	187,757	188,432	187,974
Diluted	189,461	188,492	189,377	188,691

Garmin Ltd. And Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands, except per share information)

	June 30, 2018	December 30, 2017
Assets
Current assets:
Cash and cash equivalents	$946,656	$891,488
Marketable securities	173,318	161,687
Accounts receivable, net	533,076	590,882
Inventories	501,490	517,644
Deferred costs	31,924	30,525
Prepaid expenses and other current assets	137,118	153,912
Total current assets	2,323,582	2,346,138

Property and equipment, net	637,245	595,684

Restricted cash	211	271
Marketable securities	1,302,447	1,260,033
Deferred income taxes	188,101	195,981
Noncurrent deferred costs	30,663	33,029
Intangible assets, net	409,459	409,801
Other assets	97,012	107,352
Total assets	$4,988,720	$4,948,289

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$166,499	$169,640
Salaries and benefits payable	95,969	102,802
Accrued warranty costs	38,429	36,827
Accrued sales program costs	65,477	93,250
Deferred revenue	98,526	103,140
Accrued royalty costs	28,209	32,204
Accrued advertising expense	29,059	30,987
Other accrued expenses	66,776	93,652
Income taxes payable	40,016	33,638
Dividend payable	300,187	95,975
Total current liabilities	929,147	792,115

Deferred income taxes	74,092	76,612
Noncurrent income taxes	140,584	138,295
Noncurrent deferred revenue	84,156	87,060
Other liabilities	1,860	1,788

Stockholders’ equity:
Shares, CHF 0.10 par value, 198,077 shares authorized and issued; 188,797 shares outstanding at June 30, 2018 and 188,189 shares outstanding at December 30, 2017	17,979	17,979
Additional paid-in capital	1,828,515	1,828,386
Treasury stock	(433,959)	(468,818)
Retained earnings	2,336,614	2,418,444
Accumulated other comprehensive income	9,732	56,428
Total stockholders’ equity	3,758,881	3,852,419
Total liabilities and stockholders’ equity	$4,988,720	$4,948,289

Garmin Ltd. And Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	26-Weeks Ended
	June 30, 2018	July 1, 2017
Operating activities:
Net income	$319,715	$415,382
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	31,800	29,558
Amortization	16,420	13,273
Gain on sale or disposal of property and equipment	(1,042)	(56)
Provision for doubtful accounts	616	351
Provision for obsolete and slow moving inventories	11,725	11,072
Unrealized foreign currency loss	2,401	26,325
Deferred income taxes	11,000	(159,384)
Stock compensation expense	27,747	20,385
Realized losses on marketable securities	231	584
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	48,099	23,785
Inventories	(4,666)	(34,621)
Other current and non-current assets	(4,841)	(6,328)
Accounts payable	1,618	(20,942)
Other current and non-current liabilities	(49,237)	(48,162)
Deferred revenue	(7,483)	(15,637)
Deferred costs	962	2,890
Income taxes payable	32,998	5,352
Net cash provided by operating activities	438,063	263,827

Investing activities:
Purchases of property and equipment	(93,072)	(39,812)
Proceeds from sale of property and equipment	1,282	121
Purchase of intangible assets	(2,452)	(6,336)
Purchase of marketable securities	(209,387)	(243,880)
Redemption of marketable securities	127,152	278,719
Acquisitions, net of cash acquired	(9,417)	(7,500)
Net cash used in investing activities	(185,894)	(18,688)

Financing activities:
Dividends	(196,086)	(191,691)
Proceeds from issuance of treasury stock related to equity awards	14,142	10,316
Purchase of treasury stock related to equity awards	(6,900)	(3,582)
Purchase of treasury stock under share repurchase plan	—	(63,957)
Net cash used in financing activities	(188,844)	(248,914)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(8,217)	16,456

Net increase in cash, cash equivalents, and restricted cash	55,108	12,681
Cash, cash equivalents, and restricted cash at beginning of period	891,759	846,996
Cash, cash equivalents, and restricted cash at end of period	$946,867	$859,677

Garmin Ltd. And Subsidiaries

Net Sales, Gross Profit and Operating Income by Segment (Unaudited)

(in thousands)

	Reportable Segments

	Outdoor	Fitness	Marine	Auto	Aviation	Total

13-Weeks Ended June 30, 2018

Net sales	$201,640	$225,095	$134,583	$180,128	$153,006	$894,452
Gross profit	128,872	126,431	78,785	75,452	113,730	523,270
Operating income	71,916	52,548	27,768	12,612	52,664	217,508

13-Weeks Ended July 1, 2017

Net sales	$194,776	$181,022	$108,545	$223,083	$124,060	$831,486
Gross profit	127,813	102,139	62,368	99,309	92,501	484,130
Operating income	74,284	37,487	24,295	34,198	39,358	209,622

Garmin Ltd. And Subsidiaries

Net Sales by Geography (Unaudited)

(In thousands)

	13-Weeks Ended			26-Weeks Ended
	June 30, 2018	July 1, 2017	Yr over Yr Change	June 30, 2018	July 1, 2017	Yr over Yr Change
Net sales	$894,452	$831,486	8%	$1,605,325	$1,472,996	9%
Americas	437,116	401,409	9%	783,091	726,038	8%
EMEA	309,116	314,649	-2%	555,029	539,984	3%
APAC	148,220	115,428	28%	267,205	206,974	29%

EMEA - Europe, Middle East and Africa; APAC - Asia Pacific and Australian Continent

Non-GAAP Financial Information

To supplement our financial results presented in accordance with GAAP, this release includes the following measures defined by the Securities and Exchange Commission as non-GAAP financial measures: pro forma net income (earnings) per share, forward-looking pro forma earnings per share, pro forma effective tax rate, forward-looking pro forma effective tax rate and free cash flow. These non-GAAP measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP measures used by other companies, limiting the usefulness of the measures for comparison with other companies. Management believes providing investors with an operating view consistent with how it manages the Company provides enhanced transparency into the operating results of the Company, as described in more detail by category below.

The tables below provide reconciliations between the GAAP and non-GAAP measures.

Pro forma effective tax rate

The Company’s income tax expense is periodically impacted by discrete tax items that are not reflective of income tax expense incurred as a result of current period earnings. Therefore, management believes disclosure of the effective tax rate and income tax provision before the effect of certain discrete tax items are important measures to permit investors’ consistent comparison between periods. In the first and second quarters of 2018, there were no such discrete tax items identified.

Garmin Ltd. And Subsidiaries

Pro Forma Effective Tax Rate
(in thousands, except effective tax rate (ETR) information)

	13-Weeks Ended		26-Weeks Ended
	July 1, 2017		July 1, 2017

	$	ETR(1)	$	ETR(1)
U.S. GAAP income tax provision (benefit)	$57,348	24.5%	$(92,680)	(28.7%)
Pro forma discrete tax items:
Switzerland corporate tax election(2)	—		168,755
Tax expense from share-based award expirations(3)	(7,275)		(7,275)
Total pro forma discrete tax items	(7,275)		161,480
Income tax provision (Pro Forma)	$50,073	21.4%	$68,800	21.3%

(1) Effective tax rate is calculated by taking the income tax provision divided by income before taxes, as presented on the face of the Condensed Consolidated Statements of Income.

(2) In first quarter 2017, a $169 million tax benefit was recognized resulting primarily from the revaluation of certain Switzerland deferred tax assets. The revaluation is due to the Company’s election in the first quarter of 2017 to align certain Switzerland corporate tax positions with international tax initiatives. As this revaluation is not reflective of income tax expense incurred related to the current period earnings, it has been identified as a pro forma discrete tax item.

(3) Following adoption in fiscal 2017 of Accounting Standards Update No. 2016-09, Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”), the Company may periodically incur tax expense resulting from stock options and stock appreciation rights (SARs) expiring unexercised. New grants of stock options and SARs no longer comprise a significant component of the Company’s compensation arrangements. As the tax expense from expired awards is not related to current period earnings or compensation activities, it has been identified as a pro forma adjustment.

The net release of uncertain tax position reserves, amounting to approximately $10.3 million and $2.9 million in the 26-weeks ended June 30, 2018 and July 1, 2017, respectively, have not been included as pro forma adjustments in the above presentation of pro forma income tax provision as related items tend to be more recurring in nature or such amounts are individually not significant.

Pro forma net income (earnings) per share

Management believes that net income (earnings) per share before the impact of foreign currency gains or losses and certain discrete income tax items, as discussed above, is an important measure in order to permit a consistent comparison of the Company’s performance between periods.

Garmin Ltd. And Subsidiaries

Pro Forma Net Income (Earnings) Per Share

(in thousands, except per share information)

	13-Weeks Ended		26-Weeks Ended

	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017

Net income (GAAP)	$190,342	$176,979	$319,715	$415,382
Foreign currency gains / losses(1)	(2,647)	(15,110)	(3,463)	22,387
Tax effect of foreign currency gains / losses(2)	513	3,229	624	(4,773)
Pro forma discrete tax items(3)	—	7,275	—	(161,480)
Net income (Pro Forma)	$188,208	$172,373	$316,876	$271,516

Net income per share (GAAP):
Basic	$1.01	$0.94	$1.70	$2.21
Diluted	$1.00	$0.94	$1.69	$2.20

Net income per share (Pro Forma):
Basic	$1.00	$0.92	$1.68	$1.44
Diluted	$0.99	$0.91	$1.67	$1.44

Weighted average common shares outstanding:
Basic	188,542	187,757	188,432	187,974
Diluted	189,461	188,492	189,377	188,691

(1) The majority of the Company’s consolidated foreign currency gains and losses are driven by movements in the Taiwan Dollar, Euro, and British Pound Sterling in relation to the U.S. Dollar and the related exchange rate impact on the significant cash, receivables, and payables held in a currency other than the functional currency at one of the Company’s subsidiaries. However, there is minimal cash impact from such foreign currency losses.

(2) The tax effect of foreign currency gains and losses was calculated using the effective tax rate of 19.4% and 18.0% for the quarter and year-to-date ended June 30, 2018, respectively, and a pro forma effective tax rate of 21.4% and 21.3% for the quarter and year-to-date ended July 1, 2017, respectively.

(3) The discrete tax items are discussed in the pro forma effective tax rate section above.

Free cash flow

Management believes that free cash flow is an important financial measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash less capital expenditures for property and equipment. Management believes that excluding purchases of property and equipment provides a better understanding of the underlying trends in the Company’s operating performance and allows more accurate comparisons of the Company’s operating results to historical performance. This metric may also be useful to investors, but should not be considered in isolation as it is not a measure of cash flow available for discretionary expenditures. The most comparable GAAP measure is cash provided by operating activities.

Garmin Ltd. And Subsidiaries

Free Cash Flow

(in thousands)

	13-Weeks Ended		26-Weeks Ended
	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017

Net cash provided by operating activities	$223,873	$143,432	$438,063	$263,827
Less: purchases of property and equipment	(66,736)	(14,275)	(93,072)	(39,812)
Free Cash Flow	$157,137	$129,157	$344,991	$224,015

Forward-looking pro forma tax rate

Forward-looking pro forma tax rate and pro forma earnings per share are calculated before the effect of certain discrete tax items. Management believes certain discrete tax items may not be reflective of income tax expense incurred as a result of current period earnings. Therefore, in order to permit consistent comparison between periods, the tax rate and earnings per share before the effect of such discrete tax items are important measures. At this time management is unable to determine whether or not significant discrete tax items will be identified in fiscal 2018.

Forward-looking pro forma earnings per share (EPS)

In addition to the discrete tax items discussed in the forward-looking pro forma effective tax rate section above, our forward looking 2018 pro forma EPS excludes foreign currency exchange gains and losses. The estimated impact of such foreign currency gains and losses cannot be reasonably estimated on a forward-looking basis due to the high variability and low visibility with respect to non-operating foreign currency exchange gains and losses and the related tax effects of such gains and losses. The impact of such foreign currency gains and losses, net of tax effects, was $0.01 for the 26-weeks ended June 30, 2018.